Exhibit 5.1

August 31, 2016

Kewaunee Scientific Corporation

2700 West Front Street

Statesville, North Carolina 28687

Kewaunee Scientific Corporation

2008 Key Employee Stock Option Plan

(as amended and restated effective August 26, 2015)

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of an additional 300,000 shares (the “Shares”) of common stock, $2.50 par value per share, of Kewaunee Scientific Corporation, a Delaware corporation (the “Company”), offered under the Company’s 2008 Key Employee Stock Option Plan, as amended and restated effective August 26, 2015 (the “Plan”), as a result of the amendment and restatement of the Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, the Plan, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the Plan upon the exercise of options granted pursuant to the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP